                                                                    Exhibit 21.1



                   LIST OF SUBSIDIARIES OF GENERAL MEDIA, INC.

                                                                         State or Other
                                                                         Jurisdiction of
                                                                         Incorporation
     Name                                                                Or Organization
     ----                                                                ---------------
1.   General Media Communications, Inc.                                  Delaware
2.   General Media Films, Inc.                                           New York
3.   General Media International Financial Services (GMIFS)
        N.V.                                                             Netherlands Antilles
4.   General Media (UK), Ltd.                                            United Kingdom
5.   Penthouse Clubs International Establishment                         Liechtenstein
6.   Penthouse Images Acquisition, Ltd.                                  New York
7.   Penthouse Music, Ltd.                                               Delaware
8.   Pure Entertainment Telecommunications, Inc.                         New York
9.   Pure Entertainment Telecommunications (Curacao) N.V.                Netherland Antilles
10.  General Media Entertainment, Inc.                                   New York
11.  General Media Automotive Group, Inc.                                New York
12.  GMI Worldwide On-Line Services, Inc.                                Delaware
13.  Penthouse Financial Services N.V.                                   Netherland Antilles
14.  General Media Art Holding, Inc.                                     Delaware
15.  GMCI Internet Operations, Inc. (*)                                  New York
16.  GMI On-Line Ventures, Ltd. (*)                                      Delaware


(*) Formed January 13, 2000